Exhibit 99.1

TransAtlantic Petroleum Ltd.

Announces Preliminary 2012 Capital Budget, Business Development Team Realignment and Date of Fourth Quarter and Year-end 2011 Earnings Release and Conference Call

Hamilton, Bermuda (February 6, 2012) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) today announced its preliminary 2012 capital expenditure budget, the realignment of its Business Development team and the date of the Company’s fourth quarter and year end 2011 earnings release and conference call.

2012 Capital Budget. TransAtlantic Petroleum’s Board of Directors has approved a preliminary 2012 capital expenditure budget of approximately $130 million. Spending during the year is expected to consist of approximately $110 million of drilling and completion expense (over 90 gross wells), $15 million of seismic expense, and $6 million on infrastructure expense.

TransAtlantic’s Chairman and Chief Executive Officer, N. Malone Mitchell, 3rd, stated, “The Board and I have approved our first budget under Mustafa Yavuz, the Company’s new Chief Operating Officer. We think 2012 will prove to be an important year in the history of our Company. It appears that our Thrace Basin frac program has made great strides forward over the past six months; so much so that approximately 65% of our 2012 capital spending will be geared toward Thrace Basin activity. We do caution that, while we think we have figured out the right formula for single stage completions in a defined area, as we move forward with testing additional areas and multi-stage completions per well we fully expect to encounter a learning curve similar to every new unconventional play in the United States. Additionally, while our new higher pressure wells may initially cause lower pressure legacy wells to shut-in, we think that the Company is poised to enter a phase of meaningful organic production growth in the region.”

Business Development Team Realignment. Ian Delahunty and Selami Uras have been selected to head TransAtlantic’s realigned Business Development team. Mr. Delahunty will lead TransAtlantic’s global business development efforts. Mr. Delahunty joined TransAtlantic in 2008 and has worked with our operations in Turkey, Romania and Morocco, and most recently served as the Company’s Vice President – Engineering, overseeing completions and workovers. He holds a Bachelor of Science in Engineering from the University of Texas and has worked in the United States and internationally with Schlumberger and Occidental targeting both conventional and unconventional activities. Mr. Uras has been with TransAtlantic since its entry into Turkey in 2006, acting as the Company’s Country Manager. He will continue to serve in this capacity and will lead TransAtlantic’s government relations and in-country business development. Mr. Uras was the Resident Representative and General Manager for Arco’s Turkish operations for 15 years and is a successful entrepreneur in his own right. Scott Larsen, the former head of TransAtlantic’s Business Development team, has resigned as the Company’s Executive Vice President effective January 31, 2012. Mr. Larsen will continue to serve TransAtlantic in an advisory capacity during an unspecified transitional period.

Fourth Quarter and Year-end 2011 Earnings Release and Conference Call. TransAtlantic expects to release it fourth quarter and year end 2011 financial results after the close of trading on Thursday, March 15, 2012. The Company has scheduled a conference call for Friday, March 16, 2012 at 10:00 a.m. Eastern (9:00 a.m. Central) to provide an operations update and discuss the Company’s financial results for the quarter and year ended December 31, 2011.

Investors who would like to participate in the conference call should dial 877-878-2762, or 678-809-1005 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The conference ID is 50331142. A replay will be available until 11:59 p.m. Eastern on March 30, 2012. The number for the replay is 855-859-2056, or 404-537-3406 for international calls, and the conference ID is 50331142.

An enhanced webcast of the conference call and replay will be available through the Company’s website. To access the conference call and replay, click on “Investors,” select “Events,” and click on “Webcast” found below the event listing. The webcast requires Microsoft Windows Media Player or RealOne Player. If you experience problems listening to the broadcast, please contact Shareholder.com via phone at 800-990-6397 or email at ClientSupport@Shareholder.com.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, development, exploration and production oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Bulgaria and Romania.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward Looking Statements

This news release contains statements regarding the Company’s capital expenditure plans, the fracture stimulation of wells, the production of natural gas, Scott C. Larsen’s service as an advisor, the announcement of the Company’s fourth quarter and year end 2011 financial and operational results, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and gas laws, rules and regulations, volatility of oil and gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Contact:

Chad Potter, VP, Financial and Investor Relations

Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	16803 Dallas Parkway Suite 200 Addison, Texas 75001